Exhibit (d)(22)

JOHN HANCOCK FUNDS II

SUBADVISORY AGREEMENT

AGREEMENT made this 1st day of January, 2014, between John Hancock Advisers, LLC, a Delaware limited liability company (the "Adviser"), and T. Rowe Price Associates, Inc., a Maryland corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Funds II (the "Trust") and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the "Portfolios"). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a.	Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Portfolios' registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

i.	obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

ii.	formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust's registration statement, as amended;

iii.	take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

iv.	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

v.	provide assistance to the Trust’s Custodian regarding the fair value of securities held by the Portfolios for which market quotations are not readily available.

b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolios (excluding determination of net asset value and shareholder accounting services).

c.	The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Portfolios, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the most favorable overall price and best execution in light of the circumstances in all transactions. It is understood by the parties hereto that best execution is evaluated based on various factors. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Portfolios in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio from time to time, but in all cases subject to policies and practices established by the Portfolio and described in the Trust’s registration statement. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 (where applicable) and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.	On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

e.	The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the "Investment Company Act") and Investment Advisers Act of 1940 (the "Investment Advisers Act") and the rules thereunder.

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f.	The Subadviser shall vote proxies relating to the Portfolio’s investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolio and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

3.	COMPENSATION OF SUBADVISER

The Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4.	LIABILITY OF SUBADVISER

Neither the Subadviser nor any of its employees shall be liable to the Adviser or Trust for any loss suffered by the Adviser or Trust resulting from any error of judgment made in the good faith exercise of the Subadviser's investment discretion in connection with selecting Portfolio investments except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Subadviser or any of its partners or employees; and neither the Subadviser nor any of its employees shall be liable to the Adviser or Trust for any loss suffered by the Adviser or Trust resulting from any other matters to which this Agreement relates (i.e., those other matters specified in Sections 2 and 8 of this Agreement), except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from disregard of, the duties of the Subadviser or any of its partners or employees.

5.	SUPPLEMENTAL ARRANGEMENTS

The Subadviser may enter into arrangements with other persons affiliated with the Subadviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Subadviser.

6.	CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that directors, officers, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Certificate of Incorporation of the Subadviser, respectively, or by specific provision of applicable law.

7.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

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8.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective with respect to each Portfolio on the later of: (i) its execution, (ii) the date of the meeting of the Trustees of the Trust, at which meeting this Agreement is approved as described below and (iii) disclosure of the terms of this Agreement in the Prospectus of the Trust. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Portfolios, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.

If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, the Subadviser will continue to act as investment subadviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or a new contract with the Subadviser or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Subadviser in respect of such Portfolio during such period is in compliance with Rule 15a-4 under the Investment Company Act.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

9.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	any change in actual control or management of the Subadviser or the portfolio manager of any Portfolio.

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10.	PROVISION OF CERTAIN INFORMATION BY THE ADVISER

The Adviser shall furnish the Subadviser with copies of the Trust’s Prospectus and Statement of Additional Information, and any reports made by the Trust to its shareholders, as soon as practicable after such documents become available. The Adviser shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.”

11.	SERVICES TO OTHER CLIENTS

The Adviser understand, and has advised the Trust’s Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Trust’s Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for a Portfolio. The Subadviser is not obligated to initiate transactions for a Portfolio in any security which the Subadviser, its principals, affiliates or employees may purchase or sell for their own accounts or other clients.”

12.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.

13.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

14.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

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16.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

17.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

18.	LIMITATION OF LIABILITY

The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name " John Hancock Funds II" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

19.	CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

As required by Rule 17a-10 under the Investment Company Act of 1940, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

1.	other subadvisers to a Portfolio

2.	other subadvisers to a Trust portfolio

3.	other subadvisers to a portfolio under common control with the Portfolio

20.	CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

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21.	COMPLIANCE

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) upon request, any material changes to the Compliance Policies, provided such materials relate to the most recent quarterly or semiannual period proceeding the date of the request, (ii) notification of the commencement of a regulatory examination of the Subadviser and documentation describing the results of any such examination, provided that such exam results are related the Subadviser’s services to the Trust, and documentation describing the results of any periodic testing of the Compliance Policies by the Subadviser, and (iii) notification of any material compliance matter that relates to the services provided by the Subadviser to the Trust including but not limited to any material violation of the Compliance Policies or of the Subadviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel (including access to data limited solely to the Portfolios that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act. Access to personnel and premises of the Subadviser shall be during Subadviser’s normal business hours at times mutually agreeable to the Adviser and Subadviser. The Adviser acknowledges that it is not possible for Subadviser to grant unlimited access to its systems and data for purposes of testing its compliance policies and procedures due to the confidential nature of its clients’ financial information under both contract and applicable law.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
	Name:	Leo Zerilli
	Title:	Senior Vice President and
Chief Investment Officer

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Fran Pollack-Matz
	Name:	Fran Pollack-Matz
	Title:	Vice President

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APPENDIX A

Blue Chip Growth Fund

Equity-Income Fund

Health Sciences Fund

Mid Value Fund

Real Estate Equity Fund

Science & Technology Fund

Small Company Value Fund

Spectrum Income Fund

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

Portfolio	First $50 million of Aggregate Net Assets*	Between $50 million and $200 million of Aggregate Net Assets*	Between $200 million and $500 million of Aggregate Net Assets*	Between $500 million and $1 billion of Aggregate Net Assets*	Excess Over $1 billion of Aggregate Net Assets*
Blue Chip Growth Fund	[ ]%	[ ]%	[ ]%	[ ]%#	[ ]%
Equity-Income Fund	[ ]%	[ ]%	[ ]%	[ ]%##	[ ]%
Mid Value Fund	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%
Science & Technology Fund	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%
Small Company Value Fund	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%

Portfolio	First $250 Million of Aggregate Net Assets*	Excess Over $250 Million of Aggregate Net Assets*
Spectrum Income Fund	[ ]%	[ ]%

Portfolio	First $250 million of Aggregate Net Assets*	Between $250 million and $500 million of Aggregate Net Assets*	Excess over $500 million of Aggregate Net Assets*
Real Estate Equity Fund	[ ]%	[ ]%	[ ]%

Portfolio	First $500 Million of Aggregate Net Assets*	Excess over $500 million of Aggregate Net Assets*
Health Sciences Fund	[ ]%	[ ]%

A-1

# When Aggregate Net Assets exceed $1 billion on any day, the annual rate of subadvisory fee for that day is [ ]% on the first $1 billion of Aggregate Net Assets.

##When Aggregate Net Assets exceed $1 billion on any day, the annual rate of subadvisory fee for that day is [ ]% on the first $1 billion of Aggregate Net Assets.

*The term Aggregate Net Assets for a given day includes the net assets of the Portfolio managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust, or other portfolios managed by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the custodian or fund accountant as of the close of business on the previous business day of the Trust, and the net assets of each portfolio are determined as of the close of business on the previous business day of that other portfolio.

Trust Portfolio(s)	Other Portfolio(s)
Blue Chip Growth Fund	Blue Chip Growth Trust, a series of John Hancock Variable Insurance Trust
Equity-Income Fund	Equity-Income Trust, a series of John Hancock Variable Insurance Trust
Health Sciences Fund	Health Sciences Trust, a series of John Hancock Variable Insurance Trust
Mid Value Fund	Mid Value Trust, a series of John Hancock Variable Insurance Trust
Real Estate Equity Fund	Not Applicable
Science & Technology Fund	Science & Technology Trust, a series of John Hancock Variable Insurance Trust
Small Company Value Fund	Small Company Value Trust, a series of John Hancock Variable Insurance Trust
Spectrum Income Fund	New Income Trust, a series of John Hancock Variable Insurance Trust

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Applicable Annual Fee Rate is then applied to Portfolio assets as described below. The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

A-2

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-3

Capital Appreciation Value Fund

The Subadviser shall serve as subadviser for the Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

If Aggregate Net Assets are less than $500 million, the following fee schedule shall apply:

Portfolio	First $250 million of Aggregate Net Assets*	Excess Over $250 million of Aggregate Net Assets*
Capital Appreciation Value Fund	[ ]%	[ ]%

If Aggregate Net Assets equal or exceed $500 million but are less than $2 billion, the following fee schedule shall apply:

Portfolio	First $1 billion of Aggregate Net Assets*	Excess Over $1 billion of Aggregate Net Assets*
Capital Appreciation Value Fund	[ ]%	[ ]%

If Aggregate Net Assets equal or exceed $2 billion but are less than $3 billion, the following fee schedule shall apply:

Portfolio	First $500 million of Aggregate Net Assets*	Excess Over $500 million of Aggregate Net Assets*
Capital Appreciation Value Fund	[ ]%	[ ]%

If Aggregate Net Assets equal or exceed $3 billion, the following fee schedule shall apply:

Portfolio	All Asset Levels
Capital Appreciation Value Fund	[ ]%

*The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust managed by the Subadviser. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below managed by the Subadviser, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the custodian or fund accountant as of the close of business on the previous business day of the Trust, and the net assets of each other portfolio are determined as of the close of business on the previous business day of that other portfolio.

A-4

Trust Portfolio(s)	Other Portfolio(s)
Capital Appreciation Value Fund	Capital Appreciation Value Trust, a series of John Hancock Variable Insurance Trust

The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-5